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                                                                     EXHIBIT 21

                              LIST OF SUBSIDIARIES

     CP Financing Trust, a Maryland real estate investment trust (wholly-owned) Great Lakes Industrial Partners, L.P., an Indiana limited partnership CenterPoint O'Hare L.L.C., an Illinois limited liability company
     The Miller Partnership L.P., an Illinois limited partnership
     East Chicago Partners, L.P., an Indiana limited partnership
     Elk Grove Limited Partnership, an Illinois limited partnership
     The Edge Venture, an Illinois general partnership
     CenterPoint Realty Services Corporation, an Illinois corporation CenterPoint Properties, L.L.C., a Delaware limited liability company CenterPoint Equipment Capital Corporation, an Illinois corporation CenterPoint Development Corporation, an Illinois corporation
     CenterPoint Realty Management Corporation, an Illinois corporation CenterPoint Resources Corporation, an Illinois corporation
     CenterPoint Capital Funding, L.L.C., an Illinois limited liability company CP Realty Management Co. I, an Illinois corporation
     CenterPoint Venture, L.L.C, a Delaware limited liability company
     CP Financing Corporation II, an Illinois corporation